Exhibit 99.1

Global Medical REIT Announces Third Quarter 2019 Financial Results

Completes $239 Million of Acquisitions Year-to-Date

Bethesda, MD – November 6, 2019 -- (BUSINESS WIRE) -- Global Medical REIT Inc. (NYSE: GMRE) (the “Company” or “GMRE”), a net-lease medical office real estate investment trust (REIT) that owns and acquires purpose-built healthcare facilities and leases those facilities to strong healthcare systems and groups with leading market share, today announced financial results for the three and nine months ended September 30, 2019 and provided an acquisitions update.

Third Quarter 2019 Highlights

•	Net income attributable to common stockholders was $770,000, or $0.02 per diluted share, as compared to $286,000, or $0.01 per diluted share, in the prior year period
•	Funds from Operations (“FFO”) of $0.19 per share and unit, as compared to $0.20 per share and unit in the comparable prior year period
•	Adjusted Funds from Operations (“AFFO”) of $0.19 per share and unit, as compared to $0.20 per share and unit in the comparable prior year period
•	Rental revenue increased 29.5% period-over-period to $18.1 million, primarily driven by the Company’s acquisition activity over the last twelve months
•	Acquired seven properties, encompassing an aggregate 257,783 leasable square feet, for an aggregate purchase price of $66.1 million at a weighted average cap rate of 7.7%
•	Amended its Credit Facility to, among other things, increase capacity by $75 million to support the Company’s growth plans
•	On October 3, 2019 added $130 million of interest rate swaps to hedge the interest rate risk associated with its Credit Facility

Nine Month 2019 Highlights

•	Net income attributable to common stockholders was $2.2 million, or $0.07 per diluted share, as compared to $632,000, or $0.03 per diluted share, in the prior year period
•	FFO of $0.54 per share and unit, as compared to $0.56 per share and unit in the comparable prior year period
•	AFFO of $0.54 per share and unit, as compared to $0.56 per share and unit in the comparable prior year period
•	Rental revenue increased 29.1% period-over-period to $50.1 million, primarily driven by acquisitions completed over the last twelve months
•	Acquired 13 properties, encompassing an aggregate 516,716 leasable square feet, for an aggregate purchase price of $180.7 million at a weighted average cap rate of 7.5%
•	Completed an 8.2 million share equity offering in March 2019 raising approximately $80.3 million in gross proceeds
•	Year-to-date, the Company has issued 10.4 million shares raising approximately $103.2 million in gross proceeds

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Fourth Quarter Acquisitions to Date

•	Acquired three properties, encompassing an aggregate 147,799 leasable square feet, for an aggregate purchase price of $58.3 million at a weighted average cap rate of 7.5%

Jeffrey M. Busch, Chief Executive Officer stated, “In the third quarter and to date, we have continued to strategically scale our business by completing an additional $124 million of high-quality, medical facility acquisitions, which brings our total year-to-date acquisitions to approximately $240 million. We are well positioned to benefit from the shift in healthcare delivery and consumption to local markets and smaller, specialized facilities associated with healthcare systems. The efficient delivery of healthcare services is rapidly gaining support and adoption by consumers, healthcare insurers and physicians.”

Mr. Busch continued, “We have assembled a best in class real estate team that understands these underlying trends and is well versed in the nuances that distinguish successful and profitable facilities. Our pipeline remains active and we are confident that our deep relationships with the medical community will continue to yield attractive investment opportunities as we work to drive stockholder value.”

Financial Results

Rental revenue for the three months ended September 30, 2019 increased 29.5% period-over-period to $18.1 million, reflecting the growth in the Company’s portfolio over the last twelve months.

Total expenses for the third quarter were $15.9 million, compared to $12.2 million for the comparable prior year period, primarily reflecting the growth in the Company’s portfolio. Interest expense for the three months ended September 30, 2019 was $4.5 million, compared to $4.1 million for the comparable prior year period. This increase is primarily due to higher average borrowings during the quarter, the proceeds of which were used to finance our property acquisitions.

Net income attributable to common stockholders for the third quarter totaled $770,000, or $0.02 per share, compared to a net income of $286,000, or $0.01 per share, in the comparable prior year period.

The Company reported FFO of $0.19 per share and unit for the third quarter, as compared to $0.20 per share and unit in the comparable prior year period. AFFO was $0.19 per share and unit for the third quarter versus $0.20 per share and unit in the comparable prior year period. The primary reason for the period-over-period per share and unit change in both FFO and AFFO was due to the Company’s higher share and unit count as a result of the Company’s equity offering in March.

Portfolio Update

As of September 30, 2019, the Company’s portfolio was 100% occupied and comprised of 2.6 million leasable square feet with an annual base rent of $64.6 million. The Company’s portfolio rent coverage ratio was 4.9 times. The weighted average lease term for the Company’s portfolio is 8.9 years and features a weighted average annual rental escalation of 2.1%.

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Acquisitions Update

During the three months ended September 30, 2019, the Company completed seven property acquisitions, encompassing an aggregate 257,783 leasable square feet, for $66.1 million. The properties were purchased at a 7.7% average cap rate.

Since October 1, 2019, the Company has acquired three properties, encompassing an aggregate 147,799 leasable square feet, for an aggregate purchase price of $58.3 million at a weighted average cap rate of 7.5%.

Year-to-date, the Company has completed 16 acquisitions, encompassing an aggregate 664,515 leasable square feet, for an aggregate purchase price of $239.0 million at a weighted average cap rate of 7.5%.

Balance Sheet and Liquidity

At September 30, 2019, the Company had total liquidity of approximately $136 million, including cash and capacity on its Credit Facility. Total debt outstanding, including outstanding borrowings on the Credit Facility and notes payable (both net of unamortized deferred financing costs), was $401.9 million. As of September 30, 2019, the Company’s debt carried a weighted average interest rate of 4.19% and the weighted average remaining term was 3.85 years.

On September 30, 2019, the Company amended its Credit Facility to, among other things, exercise the remaining $75 million accordion feature and add a new $150 million accordion feature to the Credit Facility. Upon completing the amendment, the Credit Facility consisted of a $200 million Revolver, a $300 million Term Loan and a $150 million accordion.

On October 3, 2019, the Company entered into two interest rate swaps with an aggregate notional value of $130 million. These swaps effectively fix the LIBOR component of the corresponding Term Loan borrowings at 1.21%. As of October 3, 2019, in total the Company had entered into five interest rate swaps with three counterparties to hedge the LIBOR component of its interest rate risk related to the Term Loan. Together, these swaps effectively fix the LIBOR component of the entire $300 million Term Loan on a weighted average basis at 2.17%.

Since June 30, 2019, the Company issued 1.7 million shares through its “At-The-Market” (ATM) offering program at a weighted average per share price of $10.97, generating gross proceeds of $18.8 million.

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Dividend

On September 13, 2019, the Board of Directors declared a $0.20 per share cash dividend to common stockholders of record as of September 25, 2019, which was paid on October 10, 2019. This dividend represented the Company’s third quarter 2019 dividend payment to its common stockholders. The Board also declared a $0.46875 per share cash dividend to holders of record as of October 15, 2019 of its Series A Preferred Stock, which was paid on October 31, 2019. This dividend represented the Company’s quarterly dividend on its Series A Preferred Stock for the period from July 31, 2019 through October 30, 2019.

SUPPLEMENTAL INFORMATION

Details regarding these results can be found in the Company’s supplemental financial package available on the ”Investor Relations” section of the Company’s website at http://investors.globalmedicalreit.com/.

CONFERENCE CALL AND WEBCAST INFORMATION

The Company will host a live webcast and conference call on Thursday, November 7, 2019 at 9:00 a.m. Eastern Time. The webcast is located on the “Investor Relations” section of the Company’s website at http://investors.globalmedicalreit.com/.

To Participate via Telephone:

Dial in at least five minutes prior to start time and reference Global Medical REIT Inc.

Domestic: 1-855-327-6838

International: 1-604-235-2082

Replay:

An audio replay of the conference call will be posted on the Company’s website.

ABOUT GLOBAL MEDICAL REIT

Global Medical REIT Inc. is net-lease medical office REIT that acquires purpose-built specialized healthcare facilities and leases those facilities to strong healthcare systems and physician groups with leading market share.

NON-GAAP FINANCIAL MEASURES

FFO and AFFO are non-GAAP financial measures within the meaning of the rules of the United States Securities and Exchange Commission (“SEC”). The Company considers FFO and AFFO to be important supplemental measures of its operating performance and believes FFO is frequently used by securities analysts, investors, and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. In accordance with the National Association of Real Estate Investment Trusts’ (“NAREIT”) definition, FFO means net income or loss computed in accordance with GAAP before non-controlling interests of holders of OP units and LTIP units, excluding gains (or losses) from sales of property and extraordinary items, less preferred stock dividends, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and above-market lease amortization expense), and after adjustments for unconsolidated partnerships and joint ventures. Because FFO excludes real estate-related depreciation and amortization (other than amortization of deferred financing costs and above market lease amortization expense), the Company believes that FFO provides a performance measure that, when compared period-over-period, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from the closest GAAP measurement, net income or loss.

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AFFO is a non-GAAP measure used by many investors and analysts to measure a real estate company’s operating performance by removing the effect of items that do not reflect ongoing property operations. Management calculates AFFO by modifying the NAREIT computation of FFO by adjusting it for certain cash and non-cash items and certain recurring and non-recurring items. For the Company these items include: (a) recurring acquisition and disposition costs, (b) loss on the extinguishment of debt, (c) recurring straight line deferred rental revenue, (d) recurring stock-based compensation expense, (e) recurring amortization of above market leases, (f) recurring amortization of deferred financing costs, (g) recurring lease commissions, and (h) other items.

Management believes that reporting AFFO in addition to FFO is a useful supplemental measure for the investment community to use when evaluating the operating performance of the Company on a comparative basis. The Company’s FFO and AFFO computations may not be comparable to FFO and AFFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, that interpret the NAREIT definition differently than the Company does, or that compute FFO and AFFO in a different manner.

RENT COVERAGE RATIO

For purposes of calculating our portfolio weighted-average EBITDARM coverage ratio (“Rent Coverage Ratio”), we excluded medical office buildings and other non-hospital tenants that are themselves credit rated or are subsidiaries of credit-rated health systems. These ratios are based on latest available information only, some of which may be more than one year old. Most tenant financial statements are unaudited and we have not independently verified any tenant financial information (audited or unaudited) and, therefore, we cannot assure you that such information is accurate or complete. Certain tenants (approximately 10% of our portfolio) are excluded from the calculation due to lack of available financial information or, with respect to the City Hospital at White Rock and Star Medical Center properties, a lack of relevant operating history with a new tenant operator. Additionally, certain components of our Rent Coverage Ratio include management assumptions to adjust for differences in tenant businesses, accounting and reporting practices, including, but not limited to, adjustments (i) for non-cash charges, (ii) for physician distributions and compensation, (iii) for differences in fiscal year, (iv) for changes in financial statement presentation and (v) for straight-line rent. Management believes that all adjustments are reasonable and necessary.

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FORWARD-LOOKING STATEMENTS

Certain statements contained herein may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is the Company’s intent that any such statements be protected by the safe harbor created thereby. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "plan," "predict," "project," "will," "continue" and other similar terms and phrases, including references to assumptions and forecasts of future results. Except for historical information, the statements set forth herein including, but not limited to, any statements regarding our earnings, expected financial performance (including future cash flows associated with new tenants), future dividends or other financial items; any other statements concerning our plans, strategies, objectives and expectations for future operations, our pipeline of acquisition opportunities and expected acquisition activity, including the timing and/or successful completion of any acquisitions and expected rent receipts on these properties, and any statements regarding future economic conditions or performance are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties. Although the Company believes that the expectations, estimates and assumptions reflected in its forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of the Company’s forward-looking statements. Additional information concerning us and our business, including additional factors that could materially and adversely affect our financial results, include, without limitation, the risks described under Part I, Item 1A - Risk Factors, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and in our other filings with the SEC. You are cautioned not to place undue reliance on forward-looking statements. The Company does not intend, and undertakes no obligation, to update any forward-looking statement.

Investor Relations Contacts:

Evelyn Infurna

Evelyn.Infurna@icrinc.com

203.682.8265

Kara Smith

Kara.Smith@icrinc.com

646-277-1211

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Global Medical REIT Inc.

Condensed Consolidated Balance Sheets

(unaudited, and in thousands, except par values)

	As of
	September 30, 2019	December 31, 2018
Assets
Investment in real estate:
Land	$86,878	$63,710
Building	637,505	518,451
Site improvements	9,100	6,880
Tenant improvements	31,465	15,357
Acquired lease intangible assets	65,498	43,152
	830,446	647,550
Less: accumulated depreciation and amortization	(48,731)	(30,625)
Investment in real estate, net	781,715	616,925
Cash and cash equivalents	2,815	3,631
Restricted cash	3,011	1,212
Tenant receivables	4,167	2,905
Due from related parties	75	-
Escrow deposits	2,865	1,752
Deferred assets	13,307	9,352
Other assets	4,363	322
Total assets	$812,318	$636,099

Liabilities and Equity
Liabilities:
Credit facility, net of unamortized discount of $3,983 and $3,922 at September 30, 2019 and December 31, 2018, respectively	$363,242	$276,353
Notes payable, net of unamortized discount of $701 and $799 at September 30, 2019 and December 31, 2018, respectively	38,651	38,654
Accounts payable and accrued expenses	5,501	3,664
Dividends payable	9,470	6,981
Security deposits and other	6,362	4,152
Due to related parties, net	1,584	1,030
Derivative liability	10,399	3,487
Other liability	2,379	-
Acquired lease intangible liability, net	3,287	2,028
Total liabilities	440,875	336,349
Equity:
Preferred stock, $0.001 par value, 10,000 shares authorized; 3,105 issued and outstanding at September 30, 2019 and December 31, 2018, respectively (liquidation preference of $77,625 at September 30, 2019 and December 31, 2018, respectively)	74,959	74,959
Common stock, $0.001 par value, 500,000 shares authorized; 36,290 shares and 25,944 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	36	26
Additional paid-in capital	340,435	243,038
Accumulated deficit	(63,846)	(45,007)
Accumulated other comprehensive loss	(10,596)	(3,721)
Total Global Medical REIT Inc. stockholders' equity	340,988	269,295
Noncontrolling interest	30,455	30,455
Total equity	371,443	299,750
Total liabilities and equity	$812,318	$636,099

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Global Medical REIT Inc.

Condensed Consolidated Statements of Operations

(unaudited, and in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Revenue
Rental revenue(1)	$18,117	$13,995	$50,093	$38,790
Other income	78	8	182	27
Total revenue	18,195	14,003	50,275	38,817

Expenses
General and administrative	1,681	1,395	4,928	4,169
Operating expenses	1,362	941	3,826	2,726
Management fees – related party	1,621	1,104	4,539	3,280
Depreciation expense	5,006	3,614	13,481	9,965
Amortization expense	1,500	953	3,757	2,645
Interest expense	4,549	4,055	12,707	10,681
Preacquisition fees	168	168	224	294
Total expenses	15,887	12,230	43,462	33,760

Net income	$2,308	$1,773	$6,813	$5,057
Less: Preferred stock dividends	(1,455)	(1,455)	(4,366)	(4,366)
Less: Net income attributable to noncontrolling interest	(83)	(32)	(246)	(59)
Net income attributable to common stockholders	$770	$286	$2,201	$632

Net income attributable to common stockholders per share – basic and diluted	$0.02	$0.01	$0.07	$0.03

Weighted average shares outstanding – basic and diluted	35,512	21,797	32,514	21,687

(1)	Rental revenue includes expense recoveries related to tenant reimbursement of real estate taxes, insurance, and certain other operating expenses of $1.2 million and $0.9 million for the three months ended September 30, 2019 and 2018, respectively, and $3.6 million and $2.6 million for the nine months ended September 30, 2019 and 2018, respectively.

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Global Medical REIT Inc.

Reconciliation of Net Income to FFO and AFFO

(unaudited, and in thousands, except per share and unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Net income	$2,308	$1,773	$6,813	$5,057
Less: Preferred stock dividends	(1,455)	(1,455)	(4,366)	(4,366)
Depreciation and amortization expense	6,506	4,567	17,238	12,610
FFO	$7,359	$4,885	$19,685	$13,301
Amortization of above market leases, net(1)	229	190	634	484
Straight line deferred rental revenue	(1,476)	(1,417)	(4,314)	(3,971)
Stock-based compensation expense	868	741	2,493	1,978
Amortization of deferred financing costs and other	350	344	1,000	1,327
Preacquisition fees	168	168	223	294
AFFO	$7,498	$4,911	$19,721	$13,413

Net income attributable to common stockholders per share – basic and diluted	$0.02	$0.01	$0.07	$0.03
FFO per share and unit	$0.19	$0.20	$0.54	$0.56
AFFO per share and unit	$0.19	$0.20	$0.54	$0.56

Weighted Average Shares and Units Outstanding – basic and diluted	39,449	24,242	36,395	23,814
Reconciliation of Weighted Average Shares and Units Outstanding:
Weighted Average Common Shares	35,512	21,797	32,514	21,687
Weighted Average OP Units	3,143	1,857	3,144	1,615
Weighted Average LTIP Units	794	588	737	512
Weighted Average Shares and Units Outstanding – basic and diluted	39,449	24,242	36,395	23,814

(1)	The Company adopted the 2018 NAREIT FFO White Paper Restatement during the first quarter of 2019. Accordingly, amortization of above market leases is no longer included as a reconciling item in determining FFO.

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